                    SECURITIES AND EXCHANGE COMMISSION

                         Washington, D. C.  20549


                         _______________________



                                 FORM 8-K

                         _______________________

                              Current Report
                  Pursuant to Section 13 or 15(d) of the
                      Securities Exchange Act of 1934



                              April 27, 1994
                             (Date of Report)

                        BETHLEHEM STEEL CORPORATION
          (Exact name of Registrant as specified in its charter)

     DELAWARE                 1-1941                24-0526133
(State of Incorporation) (Commission File Number)(I.R.S. Employer
                                                 Identification No.)

   1170 Eighth Avenue
 BETHLEHEM, PENNSYLVANIA                       18016-7699
(Address of principal executive offices)       (Zip Code)





Registrant's telephone number, including area code:  (610) 694-2424
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Item 5.  Other Events.

          On April 26, 1994, Bethlehem Steel Corporation("Bethlehem") announced its financial results for the first quarter of 1994. Bethlehem reported net income of $13 million, or $.02 per common share, for the first quarter of 1994 compared to a net loss of $41 million, or $.53 per common share, for the first quarter of 1993.
A press release issued on April 26, 1994, regarding the announce-ment is attached to this report as Exhibit 99(a).

          On April 27, 1994, Bethlehem announced that the Board of Directors of Bethlehem had declared quarterly dividends on each of its three outstanding series of Preferred Stock. No dividend was declared on Bethlehem's Common Stock. A press release issued on April 27, 1994, regarding the announcement is attached to this report as
Exhibit 99(b).


Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.


(c)  Exhibits.

          99(a).  Press Release issued April 26, 1994.

          99(b).  Press Release issued April 27, 1994.

       3                         SIGNATURES


          Pursuant to the requirements of the Securities Exchange
Act of 1934, Bethlehem Steel Corporation has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                   BETHLEHEM STEEL CORPORATION
                                             (Registrant)




                                   By:     /s/ L. A. Arnett
                                        ---------------------
                                        L. A. Arnett
                                        Vice President and
                                        Controller
                                        (principal accounting
                                        officer)


Date:  April 27, 1994

       4                       EXHIBIT INDEX

     Exhibit                                       Page
     Number              Description              Number
     -------             -----------              ------

     99(a).    Press Release issued April 26, 1994.

     99(b).    Press Release issued April 27, 1994.

       5                                                Exhibit 99(a)

FOR IMMEDIATE RELEASE


           BETHLEHEM STEEL ANNOUNCES FIRST QUARTER 1994 RESULTS


BETHLEHEM, Pa., April 26, 1994 -- Bethlehem today reported net income of $13 million, or $.02 per common share, for the first quarter of 1994, an improvement of $54 million over the net loss of $41 million, or $.53 per common share, for the first quarter of 1993. Net sales for the first quarter of 1994 increased 11% to $1,131 million from $1,020 million for the year earlier period.

     The improvements in results for the first quarter of 1994 compared to the year earlier period are primarily due to strengthened steel demand from the automotive, machinery and light construction markets and higher realized steel prices for hot rolled, cold rolled, coated sheet and plate products.

     First quarter 1994 operating results were reduced by about $20 million as a result of severe winter weather conditions that adversely affected operations. This unusually harsh winter weather resulted in lower productivity, higher costs for energy, increased repair, maintenance and transportation costs, and reduced shipments. The reduced shipments are expected to be made up during the remainder of 1994. Bethlehem also incurred approximately $10 million in increased operating costs during the first quarter of 1994 due to blast furnace operating problems (which have now been resolved) at Bethlehem Structural Products Corporation. Employment costs were also about $15 million higher during the quarter as a result of new labor agreements entered into in 1993 and the effect that lower year-end interest rates have on Bethlehem's 1994 pension expense. In addition, the Burns Harbor Division incurred higher coke costs during the first quarter in connection with the rebuild of a coke oven battery which is scheduled for completion in early 1995. Primarily as a result of these increased costs, which were partially offset by higher realized steel prices, first quarter 1994 net income was approximately $35 million lower than fourth quarter 1993 net income of $47 million, excluding restructuring charges.


                                  Outlook

Curtis H. Barnette, Bethlehem's chairman and chief executive officer said:
"Despite the weather related costs and blast furnace operating problems during the first quarter and the additional costs in connection with capital projects underway at Burns Harbor, our first quarter 1994 net income marks our third consecutive quarterly profit, excluding restructuring charges in the fourth quarter 1993. With the harsh winter behind us, we expect that our second quarter results will improve over the first quarter. Demand for our sheet and plate products remains strong. The economy and steel markets are expected to show continued strength for the balance of the year, although the rate of growth is likely to moderate in the second half. Industry shipments are estimated to be 89 million tons in 1994."

       6                       Segments Results

The Basic Steel Operations segment reported income from operations of $36 million for the first quarter of 1994 compared to a loss from operations of $28 million for the first quarter of 1993. The substantially improved operating results of this segment compared to the year earlier period was due to strong demand and higher prices for flat rolled products at the Burns Harbor and Sparrows Point Divisions. This improvement was partially offset by the increased operating costs discussed above.

     During the first quarter, the Burns Harbor Division became the second integrated steel producer in the nation to become certified to the internationally recognized ISO 9002 quality standard, following certification of the Sparrows Point Division to this standard in 1993.

     First quarter 1994 operating results for Bethlehem Structural Products Corporation were worse than in the first quarter of 1993 primarily due to higher costs and lower shipments resulting from blast furnace operating problems, severe winter weather conditions and reduced demand for heavy structural shapes.

     First quarter 1994 operating results were also worse for Pennsylvania Steel Technologies ("PST") compared to the year earlier period primarily because of production outages and higher costs arising from the severe winter weather and increased prices for scrap for its electric furnace. Work is nearing completion on PST's modernization program to establish it as the low cost North American producer of high quality railroad rails and specialty blooms. PST expects to commence producing premium head hardened rails in September 1994.

     The Steel Related Operations segment had losses from operations of $10 million for the first quarter of 1994 compared to losses from operations of $4 million for the first quarter of 1993. Losses at the BethShip Division increased compared to the year earlier period due to a weak market and weather related costs. BethForge, Inc. and the CENTEC joint venture continued to experience losses in the first quarter of 1994.


                                 Liquidity

Cash and cash equivalents were $206 million at March 31, 1994 compared to $229 million at December 31, 1993. Cash provided from operating activities was $126 million for the first quarter of 1994 compared to cash used for operating activities of $49 million in the first quarter of 1993. Significant uses of cash during the first quarter of 1994 included capital expenditures, pension funding and debt repayments. At March 31, 1994, no amounts were outstanding under Bethlehem's revolving credit agreement and $106 million was used for letters of credit, leaving $294 million available for borrowing under such agreement.

     During March, Bethlehem completed a public offering of 17.25 million shares of Common Stock. Bethlehem contributed the net proceeds of $355 million together with additional amounts to its pension fund for a total of $406 million during the first quarter. As a result, Bethlehem's unfunded pension liability was reduced to approximately $1,254 million at March 31, 1994 compared to $1,614 million at December 31, 1993.

     In addition to pension funding and capital expenditures, major uses of cash during the remainder of 1994 include the repayment of approximately $66 million of debt and capital lease obligations.



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
                           Capital Expenditures

Capital expenditures were $119 million during the first quarter of 1994 compared to $62 million during the first quarter of 1993. Capital expenditures for the year 1994 are currently estimated to be approximately $450 million compared to $327 million in 1993. The increase in capital expenditures in 1994 is principally due to projects underway at Burns Harbor. Work is progressing on the rebuild of a coke oven battery which is expected to resume operation in early 1995. During the coke oven rebuild, Burns Harbor's coke needs are being supplied by other Bethlehem coke operations and from commercial sources. Construction is also proceeding on a new coal injection facility which is scheduled for completion in early 1995, and one of Burns Harbor's two blast furnaces will be relined during the third quarter of this year. Operating costs per ton will be higher at Burns Harbor while these projects are underway, due primarily to lower steel production and increased costs for purchased coke and semifinished steel.

     As previously discussed, work is nearing completion on PST's modernization program. The program includes the installation of state-of-the-art steelmaking facilities, including a new DC electric arc furnace, a ladle refining furnace and a vacuum degassing unit. PST expects to commence producing premium head hardened rails in September 1994.


                          Double G Coatings

Bethlehem is participating in a joint venture known as Double G Coatings Company, L.P., which is building a 270,000 ton per year sheet coating line near Jackson, Mississippi. The new line will produce galvanized and Galvalume coated sheets primarily for the construction market. The Sparrows Point Division will provide cold rolled coils for approximately half of Double G's annual capacity and will be responsible for marketing its share of the finished product. Production on the new line is scheduled to start-up in May.


                           Public Policy Issues

Mr. Barnette commented on a number of public policy issues of importance to Bethlehem and the domestic steel industry.

     With respect to Health Care Reform, Mr. Barnette said: "We are working closely with the Clinton Administration and Congress to bring about prompt and comprehensive health care reform before the fall elections. Certain key elements are essential:

     --   Aggregate growth in our nation's health care system must be controlled;
     --   Cost shifting must be eliminated;
     -- All Americans should have the security of health insurance with a standard benefit package;
     --   The quality of health care must be maintained;
     --   Administrative waste must be eliminated;
     --   Malpractice reform is needed; and
     --   Medicare must remain as the primary payer for the elderly."

     With respect to International Steel Trade, Mr. Barnette said: "It is vitally important that we have fairness in international steel trade. Last year, we achieved significant but only partial relief in the countervailing and antidumping cases filed against foreign steel producers. Bethlehem and other American steel companies are appealing those cases in which the International Trade Commission did not grant the relief that was warranted and we are vigorously defending appeals brought by foreign producers involving decisions favorable to domestic producers.

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
      "We are working closely with the Administration and the Congress to ensure that the legislation implementing the GATT Uruguay Round agreements maintains strong and effective U.S. remedies against foreign dumping and subsidization. We are also fully supportive of the Administration's renewed efforts to achieve a comprehensive, effective and enforceable Multilateral Steel Agreement to deal with the ongoing problems of subsidies, non-tariff barriers and anti-competitive practices affecting steel trade."

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

                           Bethlehem Steel Corporation

                      CONSOLIDATED  STATEMENTS  OF  INCOME
             (dollars and shares in millions, except per share data)
                                   (unaudited)


                                                         Three Months Ended
                                                              March 31
                                                         -------------------
                                                          1994         1993
                                                          ----         ----

Net Sales                                               $1,131.2     $1,020.4
                                                        --------     --------

Costs and Expenses:
 Cost of sales                                           1,005.2        946.4
 Depreciation                                               65.5         66.4
 Selling, administration and general expense                34.4         40.0
                                                        --------     --------
Total Costs and Expenses                                 1,105.1      1,052.8
                                                        --------     --------
Income (Loss) from Operations                               26.1        (32.4)

Financing Income (Expense):
 Interest and other financing costs                        (13.6)       (16.5)
 Interest and other income                                   1.9          1.6
                                                        --------     --------
Income (Loss) before Income Taxes                           14.4        (47.3)

Benefit (Provision) for Income Taxes                        (1.5)         6.5
                                                        --------     --------
Net Income (Loss)                                           12.9        (40.8)

Dividends on Preferred and Preference Stock                 10.8          7.5
                                                        --------     --------
Net Income (Loss) Applicable to Common Stock            $    2.1     $  (48.3)
                                                        ========     =========

Net Income (Loss) per Common Share                      $   0.02     $  (0.53)

Average Primary Shares Outstanding                          95.1         90.6















The accompanying Notes are an integral part of the
   Consolidated Financial Statements.
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
                           Bethlehem  Steel  Corporation

                           CONSOLIDATED  BALANCE  SHEETS
                               (dollars in millions)

                                      ASSETS
                                              March 31   December 31  March 31
                                               1994        1993        1993
                                           (unaudited)             (unaudited)
                                           -----------   ---------- ----------
  Cash and cash equivalents                $   206.3   $   228.9   $   190.3
  Receivables, less allowances                 471.0       503.2       462.7
  Inventories:
    Raw materials                              309.9       341.9       342.4
    Finished and semifinished                  542.1       494.8       448.8
    Contract work-in-progress, less
    billings                                    22.2        15.8        26.2
                                            --------    --------   ---------
                                               874.2       852.5       817.4
  Other current assets                           6.9         6.5        10.6
                                            --------    --------   ---------
Total Current Assets                         1,558.4     1,591.1     1,481.0
Investments and Miscellaneous Assets           118.3       124.0       153.8
Property, Plant and Equipment,
  less accumulated depreciation of
  $4,087.2, $4,107.0 and $4,311.3            2,631.0     2,634.3     2,793.5
Deferred Income Tax Asset - net                926.2       926.7       836.2
Intangible Asset - Pensions                    583.9       600.6       224.5
                                           ---------   ---------   ---------
Total Assets                               $ 5,817.8   $ 5,876.7   $ 5,489.0
                                           =========   =========   =========

                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable                         $   405.1   $   360.9   $   348.8
  Accrued employment costs                     267.3       262.4       255.9
  Accrued taxes                                 62.4        65.4        57.5
  Debt and capital lease obligations            95.0        95.5        82.2
  Other current liabilities                    112.7       130.0       119.7
                                           ---------    --------   ---------
Total Current Liabilities                      942.5       914.2       864.1

Pension Liability                            1,253.9     1,613.6     1,077.8
Postretirement Benefits Other Than
  Pensions                                   1,451.5     1,448.3     1,429.1
Long-term Debt and Capital Lease
  Obligations                                  696.3       718.3       670.4
Other Long-term Liabilities                    419.9       485.7       459.0

Stockholders' Equity:
  Preferred Stock                               11.6        11.6        11.6
  Preference Stock                               2.7         2.8         2.7
  Common Stock  (Note 2)                       110.9        93.4        92.6
  Common Stock held in treasury at cost        (59.5)      (59.7)      (59.7)
  Additional paid-in capital                 1,915.1     1,588.4     1,655.8
  Retained deficit                            (927.1)     (939.9)     (714.4)
                                           ---------   ---------   ---------
Total Stockholders' Equity                   1,053.7       696.6       988.6
                                           ---------   ---------   ---------
Total Liabilities and Stockholders' Equity $ 5,817.8   $ 5,876.7   $ 5,489.0
                                           =========   =========   =========

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Continued from prior page.

The accompanying Notes are an integral part of the Consolidated Financial Statements.

                           Bethlehem  Steel  Corporation

                     CONSOLIDATED  STATEMENTS  OF  CASH  FLOWS
                               (dollars in millions)
                                    (unaudited)
                                                         Three Months Ended
                                                               March 31
                                                         ------------------
                                                          1994         1993
                                                          ----         ----
Operating Activities:
   Net income (loss)                                   $   12.9     $  (40.8)

   Adjustments for items not affecting cash
      from operating activities:
      Depreciation                                         65.5         66.4
      Deferred Income Taxes                                 0.5         (7.0)
      Other - net                                           2.9          0.5

   Working capital (excluding financing and
      investing activities):
      Receivables                                          32.2        (59.4)
      Inventories                                         (21.7)        35.1
      Accounts payable                                     44.8        (20.6)
      Employment costs and other                          (16.0)       (31.1)

   Other - net                                              4.5          8.4
                                                       --------     --------
Cash Provided from (Used for)
   Operating Activities                                   125.6        (48.5)
                                                       --------     --------

Investing Activities:
   Capital expenditures                                  (118.8)       (61.9)
   Cash proceeds from sale of businesses
      and assets                                            2.1          3.5
   Other - net                                              3.5         (1.9)
                                                       --------     --------
Cash Used for Investing Activities                       (113.2)       (60.3)
                                                       --------     --------

Financing Activities:
   Pension expense                                         55.9         52.1
   Pension funding                                       (406.0)      (149.1)
   Revolving and other credit borrowings
      (payments) - net                                      -          (55.0)
   Long-term debt and capital lease borrowings              6.5         27.3
   Long-term debt and capital lease payments              (29.0)       (15.9)
   Restructured facilities payments                        (7.6)       (11.3)
   Preferred stock issued                                   -          248.4
   Common stock issued                                    355.3          -
   Cash dividends paid                                    (10.1)        (5.6)
                                                       --------     --------
Cash (Used for) Provided from
   Financing Activities                                   (35.0)        90.9
                                                       --------     --------

Net Decrease in Cash and Cash Equivalents                 (22.6)       (17.9)
Cash and Cash Equivalent- Beginning of Period             228.9        208.2
                                                       --------     --------
                        - End of Period                $  206.3     $  190.3
                                                       ========     ========
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Continued from prior page.

Supplemental Cash Payment Information:
   Interest, net of amount capitalized                 $   18.7     $   19.5
   Income taxes                                        $    0.1     $    5.6

The accompanying Notes are an integral part of the Consolidated Financial Statements.

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              NOTES   TO   CONSOLIDATED   FINANCIAL   STATEMENTS



1.     Segment Results (dollars in millions):

                                                 (unaudited)

                             1994                         1993
                           --------  -----------------------------------------
                             First     Fourth      Third     Second      First
                            Quarter    Quarter    Quarter    Quarter   Quarter
                           --------  -----------------------------------------
Net Sales:
 Basic Steel Operations   $ 1,125.7  $ 1,112.2  $ 1,029.3  $ 1,077.3  $1,000.4
 Steel Related Operations      10.1       21.7       29.8       43.3      24.8
 Eliminations                  (4.6)      (3.6)      (3.8)      (3.2)    (4.8)
                          ---------  ---------  ---------  ---------  --------


 Total                    $ 1,131.2  $ 1,130.3  $ 1,055.3  $ 1,117.4  $1,020.4
                          =========  =========  =========  =========  ========


Operating Income (Loss):
 Basic Steel Operations   $    35.8  $  (278.7)*$    32.0  $     1.4  $ (28.3)
 Steel Related Operations      (9.7)      (5.2)      (8.6)      (3.7)    (4.1)
                          ---------  ---------  ---------  ---------  -------
 Total                    $    26.1  $  (283.9) $    23.4  $    (2.3) $ (32.4)
                          =========  =========  =========  =========  =======
Shipments
 (thousands of net tons):
 Basic Steel Operations       2,290      2,328      2,160      2,290     2,219
                          =========  =========  =========  =========  ========
Raw Steel Production
 (thousands of net tons):
 Basic Steel Operations       2,474      2,691      2,629      2,511     2,447
                          =========  =========  =========  =========  ========

 * Operating income for the Basic Steel segment was $76.4 million, excluding the $350 million charge ($290 million after tax) recorded in the fourth quarter of 1993. The restructuring loss was principally for a revised modernization plan for our Bethlehem Structural Products subsidiary and for the book value of the idled coke plant at our Sparrows Point Division.


2. In March 1994, we completed a public offering of 17,250,000 shares of Common Stock, realizing net proceeds of approximately $355 million. The proceeds, which were contributed to our pension fund, will reduce annual pension expense, reduce required annual pension funding, provide flexibility regarding future annual funding and improve our financial position and capital structure.


3. The Consolidated Financial Statements as of and for the three month periods ended March 31, 1994 and 1993 have not been audited. However, the information reflects all adjustments which, in the opinion of management, are necessary to present fairly the results shown for the periods indicated. Management believes all adjustments were of a normal recurring nature.


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Continued from prior page.

4. These Consolidated Financial Statements should be read together with the 1993 audited financial statements set forth in Bethlehem's Annual Report on Form 10-K filed with the Securities and Exchange Commission.


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
                                                               Exhibit 99(b)


FOR IMMEDIATE RELEASE

     BETHLEHEM, Pa., April 27, 1994 -- The Board of Directors of Bethlehem Steel Corporation today declared dividends of $1.25 per share on Bethlehem's $5.00 Cumulative Convertible Preferred Stock, $0.625 per share on Bethlehem's $2.50 Cumulative Convertible Preferred Stock and $0.875 per share on Bethlehem's $3.50 Cumulative Convertible Preferred Stock, each payable
June 10, 1994 to holders of record on May 10, 1994. No dividend was declared on Bethlehem's Common Stock.

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